EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)         Registration Statements (Form S-8 Nos. 333-140388, 333-157033, 333-163806 and 333-180171) pertaining to the Cantel Medical Corp. 2006 Equity Incentive Plan, as amended,

of our reports dated October 15, 2012, with respect to the consolidated financial statements and schedule of Cantel Medical Corp., and the effectiveness of internal control over financial reporting of Cantel Medical Corp., included in this Annual Report (Form 10-K) for the year ended July 31, 2012.

/s/ Ernst & Young LLP

MetroPark, New Jersey
October 15, 2012